Sub-Item 77Q1: Exhibits

(b) Copies of the text of any proposal described in answer to sub-item 77D:

 Hartford Growth Opportunities HLS Fund

The fund may invest up to 25% of its total assets in foreign issuers and non-dollar securities.

 Hartford U.S. Government Securities HLS Fund

The fund may utilize securities lending arrangements and reverse repurchase transactions. The fund may also utilize derivatives to manage portfolio risk or for other investment purposes.

 Hartford Value Opportunities HLS Fund

The fund may invest up to 25% of its total assets in securities of foreign issuers and non-dollar securities.

(e) Copies of any new or amended Registrant investment advisory contracts

We hereby incorporate by reference the following agreement which was filed during the period:

(e.1.)  Amendment to Investment Management Agreement filed as Exhibit 23 d.(v)in the SEC filing on April 29, 2009 under Conformed Submission Type 485(b) for Hartford HLS Series Fund II, Inc., CIK 0000790558, accession number 0000930413-09-002266.